EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               ---------------------------------------------------

We consent to incorporation by reference in the Registration Statement on Form S-8 (SEC File #: 333-83504), filed on February 27, 2002, of our independent accountant's review report dated July 20, 2002 relating to the unaudited balance sheets of Composite Technology Corporation (SEC File #0-10999, CIK # 317477) as of June 30, 2002 and 2001 and the related statements of operations and comprehensive loss for the nine and three months ended June 30, 2002 and 2001 and the statements of cash flows for the nine months ended June 30, 2002 and 2001, which report has been submitted to management as it relates to the June 30, 2002 Quarterly Report on Form 10-QSB.



                                                   S. W. HATFIELD, CPA
Dallas, Texas
August 19, 2002